SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Filed Pursuant to Section 13 or 15(d) of

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  December 18, 2002

SYRATECH CORPORATION

(Exact name of registrant as specified in its charter)

DELAWARE	1-12624	13-3354944
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification Number)

175 McClellan Highway

East Boston, MA 02128-9114

(Address of principal executive office)

Registrant’s telephone number, including area code:

(617) 561-2200

Item 5.        OTHER EVENTS

The Company has a Senior Revolving Credit Facility (the “Facility”) dated April 16, 1997 (previously amended effective as of July 31, 1997, December 31, 1997, March 30, 1998, December 31, 1998,  March 26, 2001, August 13, 2001, March 22, 2002 and November 12, 2002). The obligations of the Company under the Facility are secured by inventory and accounts receivable of the Company and its domestic subsidiaries, and by a pledge of 100% of the domestic subsidiaries’ and at least 65% of the foreign subsidiaries’ outstanding capital stock. On November 12, 2002, the Facility was reduced from $110 million to $95 million and the requirement for minimum earnings before income taxes, depreciation, amortization, and certain adjustments (“EBITDA”) for quarters ended subsequent to June 30, 2002 was waived. On December 18, 2002 the Facility was further amended to provide that the Facility be reduced to $86.4 million on or before April 15, 2003. Effective December 18, 2002, (i) the term of the facility was extended for an additional year and the facility now expires on April 15, 2004; (ii) the maximum borrowing capacity related to inventory was reduced from $65 million to $55 million, (iii) subject to approval of each transaction by the administrative agent for the lenders, borrowings would be permitted for repurchases of the Company’s 11% Senior Notes due 2007 (the “Senior Notes”), and (iv) the requirement for minimum EBITDA, as defined, was reestablished. The Company must maintain minimum EBITDA (i) for the period of one Fiscal Quarter ending March 31, 2003, of ($5,565,000), (ii) for the period of two consecutive Fiscal Quarters ending June 30, 2003, of ($9,938,000), (iii) for the period of three consecutive Fiscal Quarters ending September 30, 2003, of $5,000,000, and (iv) for the period of four consecutive Fiscal Quarters ending December 31, 2003 and on the last day of each Fiscal Quarter thereafter of $15,000,000. Borrowings made under the Facility, other than for repurchases of Senior Notes, bear interest at a rate equal to, at the Company’s option, the Eurodollar Rate plus 375 basis points or the Prime Rate plus 100 basis points. Borrowings made under the Facility for the repurchase of Senior Notes bear interest at a rate equal to, at the Company’s option, the Eurodollar Rate plus 500 basis points or the Prime Rate plus 225 basis points. As amended, the Company must maintain minimum borrowing availability of $10 million until October 15, 2003, $11.25 million on October 16, 2003 increasing gradually to $20 million for the period from December 3, 2003 through January 2004, $25 million during February and March of 2004 and $10 million thereafter.

Item 7.        FINANCIAL STATEMENTS AND EXHIBITS

(a) ***

(b) ***

(c)  Exhibits:

EX-99.1                   Amendment No. 9 dated as of December 18, 2002, to Loan and Security Agreement, dated as of April 16, 1997

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SYRATECH CORPORATION

Dated: December 18, 2002	/s/ Gregory W. Hunt
Gregory W. Hunt
Senior Vice President, Chief Financial Officer and
Treasure